Exhibit (d)(vii)

Limited Guarantee

This Limited Guarantee, dated as of March 8, 2023 (this “Guarantee”), is made by Platinum Equity Capital Partners IV, L.P., a Delaware limited partnership and Platinum Equity Capital Partners V, L.P., a Delaware limited partnership (each, a “Guarantor” and, together, the “Guarantors”) in favor of Diversey Holdings, Ltd., a Cayman Islands exempted company (the “Guaranteed Party”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

1.	Limited Guarantee.

(a)           In connection with the execution and delivery, as of the date hereof, of the Agreement and Plan of Merger, by and among OLYMPUS WATER HOLDINGS IV, L.P., a Cayman Islands exempted limited company, acting by its general partner, General Partner (“Parent”), DIAMOND MERGER LIMITED, a Cayman Islands exempted company and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Guaranteed Party (as the same may be amended from time to time, the “Merger Agreement”), each Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to the Guaranteed Party, the due and punctual observance, performance, and discharge of the payment obligations of Parent and Merger Sub with respect to such Guarantor’s Pro Rata Portion (as defined below) of (i) the Parent Termination Fee, (ii) the Reimbursement Obligations in an amount not to exceed $7,500,000 in the aggregate, and (iii) any interest on the Parent Termination Fee and any out-of-pocket costs and expenses (including attorneys’ fees), in each case, required to be paid by Parent to the Company pursuant to Section 8.3(e) (Payments; Default) of the Merger Agreement (clauses (i) through (iii) collectively, the “Obligations”). The guaranties and obligations of the Guarantors shall be several and not joint, which shall mean that a Guarantor shall be liable to the Guaranteed Party only to the extent of such Guarantor’s Pro Rata Portion of the Obligations. The Guaranteed Party hereby agrees that in no event shall a Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letter other than as expressly set forth herein or therein.

(b)          The maximum aggregate amount of liability of the Guarantors shall not exceed the amount of the Obligations, which shall be reduced on a dollar-for-dollar basis by any payments of cash actually made to the Guaranteed Party by such Guarantor or its permitted assignee pursuant to Section 5 in respect of the Obligations (such maximum amount as it may be reduced from time to time as described in this sentence, the “Maximum Amount”). This Guarantee may not be enforced against a Guarantor with respect to any amounts in excess of such Guarantor’s Pro Rata Portion of the Maximum Amount. The term “Pro Rata Portion” means (A) with respect to Platinum Equity Capital Partners IV, L.P., 31.58% and (B) with respect to Platinum Equity Capital Partners V, L.P., 68.42%, provided, that each Guarantor’s Pro Rata Portion shall be automatically adjusted to reflect any valid assignment by a Guarantor of any portion of such Guarantor’s commitment under the Equity Commitment Letter to the other Guarantor pursuant to, and in accordance with, Section 7 (No Assignment) thereof.

(c)           Promptly upon receipt of any written notice from the Guaranteed Party that Parent and Merger Sub have failed to pay the Obligations due in accordance with the terms of the Merger Agreement, each Guarantor shall promptly (and in any event within such time as required under the Merger Agreement after receipt of the Guaranteed Party’s written notice) pay in full its Pro Rata Portion of the amount of the required payment.

(d)           This Guarantee is an unconditional guaranty of payment and not of collection.

(e)           All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.	Changes in Obligations; Certain Waivers.

(a)           Each Guarantor agrees that the Guaranteed Party (with the prior written notice of the Special Committee) may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also enter into any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and Parent or any such other Person without in any way impairing or affecting such Guarantor’s Obligations under this Guarantee. Each Guarantor agrees that the Obligations hereunder shall to the fullest extent permitted by applicable Law, be absolute, unconditional and irrevocable irrespective of, and shall not be released or discharged, in whole or in part, or otherwise affected by:

(i)            the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, any Guarantor or any other Person;

(ii)           the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations to or from this Guarantee, the Merger Agreement, the Equity Commitment Letter or any related agreement or document or otherwise interested in the transactions contemplated by the Merger Agreement;

(iii)          any change in the corporate existence, structure or ownership of Parent, Merger Sub, the Guarantors or any other Person;

(iv)         any voluntary or involuntary liquidation, dissolution, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, reorganization, moratorium, assignment for the benefit of creditors or other similar proceeding affecting Parent, Merger Sub, the Guarantors or any other Person or any of their respective assets;

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(v)            the existence of any claim, set-off or other right which a Guarantor may have at any time against Parent or Merger Sub or any of their respective Affiliates, whether in connection with the Obligations or otherwise;

(vi)           any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligations made accordance with the terms thereof;

(vii)          the adequacy or potential adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations;

(viii)        without limiting the rights of each Guarantor set forth in Section 2(d), the genuineness, validity, illegality or enforceability of the Merger Agreement, the Commitment Letters, the definitive documents for the Debt Financing or any other agreement or instrument related thereto or referred to herein or in the Merger Agreement; or

(ix)           any other act or omission that may or might in any manner or to any extent vary or reduce the obligation of the Guarantor or otherwise operate as a discharge of a Guarantor as a matter of applicable Law or equity.

(b)            To the fullest extent permitted by applicable Laws, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Laws that would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Obligations and all other notices of any kind (other than notices expressly required to be provided to Parent in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of the assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or a breach by the Guaranteed Party of this Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. All obligations to which this Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect a Guarantor’s obligations hereunder.

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(c)           The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Equity Commitment Letter or the Merger Agreement or the transactions contemplated thereby, against any Guarantor or any Guarantor Affiliate (as defined below), except for (i) claims against a Guarantor (or its Permitted Assignees (as defined in the Equity Commitment Letter)) or Parent under the Equity Commitment Letter, solely to the extent expressly provided therein (subject to the terms set forth therein and in the Merger Agreement), (ii) claims against a Guarantor (or its permitted assignees) under this Guarantee (subject to the terms herein), (iii) any claim by the Guaranteed Party against Parent or Merger Sub, to the extent permitted, under the Merger Agreement and (iv) claims by the Guaranteed Party against the parties to the Confidentiality Agreement, subject to the terms of the Confidentiality Agreement (clauses (i) to (iv), collectively, the “Permitted Claims”), and each Guarantor hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(d)           Notwithstanding any other provision of this Guarantee, the Guaranteed Party hereby agrees that (i) the Guarantors may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantors under this Guarantee, any claim, set-off, deduction, defense or release that Parent could assert against the Company under the terms of, or with respect to, the Merger Agreement. (including, without limitation, any such claim or defense that any Obligations are not then required to be due and payable by Parent pursuant to the terms and conditions of Article VIII (Termination) of the Merger Agreement and subject to the limitations on liability set forth therein and in Section 9.8(b) (Specific Performance) of the Merger Agreement) and (ii) to the extent Parent is relieved of all or any portion of the Obligations under the Merger Agreement, the Guarantors shall likewise automatically and without any further action on the part of any person be relieved of all or such portion, as applicable, of its obligations under this Guarantee (excluding, in the case of clauses (i) and (ii), any defense arising in connection with the insolvency, bankruptcy, reorganization, liquidation or other similar proceeding (or any consequence or effects thereof) with respect to Parent or Merger Sub or their respective assets).

3.             No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable Laws or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time and from time to time.

4.	Representations and Warranties.

(a)            Each Guarantor hereby represents and warrants to the Guaranteed Party as to itself, and not as to the other Guarantor, that:

(i)            such Guarantor is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware;

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(ii)          the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene, conflict with or result in any violation of any provision of such Guarantor’s organizational documents or any applicable Law or contractual restriction binding on such Guarantor or its assets,

(iii)         it has all power and authority necessary to execute, deliver and perform this Guarantee, no internal corporate (or similar) approval of such Guarantor is required and this Guarantee has been duly executed and delivered by such Guarantor;

(iv)         this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(v)          all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee by such Guarantor; and

(vi)         such Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Pro Rata Portion of the Obligations shall be available to such Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 7 (Continuing Guarantee) hereof.

5.            Assignment. Neither the Guarantors, on the one hand, nor the Guaranteed Party, on the other hand, may assign, transfer or delegate their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of all the other parties hereto. Notwithstanding the foregoing, each Guarantor may assign its rights, interests or its Obligations hereunder to its Affiliates; provided, however, that no such assignment shall relieve such Guarantor of its Obligations hereunder except that such Guarantor’s Obligations hereunder shall be reduced on a dollar-for-dollar basis by any amounts actually paid in cash to the Guaranteed Party in respect of its Obligations hereunder by such permitted assignee. This Guarantee shall not be assigned by the Guaranteed Party (whether by operation of Law or otherwise), without the prior written consent of the Guarantors, or by any Guarantor (whether by operation of Law or otherwise), without the prior written consent of the Guaranteed Party (which consent shall have been approved in writing by the Special Committee); provided that any adjustment between Guarantors’ respective Pro Rata Portions pursuant to Section 1(b) shall not require the consent of the Guaranteed Party, provided that such assignment will not prevent, materially impair or delay the Closing. Any attempted assignment in violation of this section shall be null and void.

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6.             Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (ii) immediately upon delivery by hand or (iii) by e-mail transmission, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

If to a Guarantor, to:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attention: John Holland, General Counsel

Facsimile: (310) 712-1863

Email: JHolland@platinumequity.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, California 90067-3026

Attention: Ari B. Lanin

Email: ALanin@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Attention: Evan M. D’Amico

Email: EDAmico@gibsondunn.com

All notices to the Guaranteed Party shall be delivered in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement.

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7.              Continuing Guarantee. Unless terminated pursuant to this Section 7 (Continuing Guarantee), this Guarantee is a continuing one and may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantors, their successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its respective successors and permitted transferees and assigns, until the Obligations have been paid, observed, performed or satisfied in full, at which time this Guarantee shall immediately and automatically terminate and the Guarantors shall have no further obligations under this Guarantee. Notwithstanding the foregoing, this Guarantee shall terminate automatically and the Guarantors shall have no further obligations under this Guarantee immediately as of the earliest to occur of (i) the consummation of the Closing and the payment of Closing Payments (as defined in the Equity Commitment Letter) in connection therewith, (ii) payment in full of the Obligations pursuant to this Guarantee, (iii) valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be obligated to make a payment of any portion of the Obligations and (iv) the date that is 90 days after the valid termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent would be obligated to make a payment in respect of any portion of the Obligations (any such termination, a “Qualifying Termination”)), unless prior to the end of the 90th day after a Qualifying Termination, the Guaranteed Party shall have commenced a suit, action or other proceeding against Parent alleging payment of any Obligations due and owing or against a Guarantor that amounts are due and owing from the Guarantors pursuant to Section 1 (Limited Guarantee) hereof (a “Qualifying Suit”); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the end of the 90th day after a Qualifying Termination, the Guarantors shall not have any further liability or obligation under this Guarantee from and after the earliest of (w) the consummation of the Closing in accordance with the terms of the Merger Agreement, including payment of the Closing Payments (as defined in the Equity Commitment Letter) in accordance with the Merger Agreement, (x) a final, non-appealable resolution of such Qualifying Suit determining that the Guarantors do not owe any amount pursuant to this Guarantee, (y) a written agreement among the Guarantors and the Guaranteed Party expressly terminating this Guarantee, and (z) satisfaction in full of the Guarantors’ Obligations by the Guarantors or Parent. Notwithstanding the foregoing, in the event that the Guaranteed Party or its Subsidiaries, or any of their respective directors or officers acting on their behalf or controlled Affiliates or Bain or its Subsidiaries, or any of their respective directors or officers acting on their behalf or controlled Affiliates (A) file or otherwise commence (or encourage, facilitate or support any other person to file or commence) any lawsuit or other legal proceeding asserting a claim that the provisions of this Guarantee limiting a Guarantor’s liability to its Pro Rata Portion of the Obligations or its Pro Rata Portion of the Maximum Amount, or any provisions of this Guarantee are illegal, invalid or unenforceable in whole or in part, or assert any theory of liability against any Guarantor or any Guarantor Affiliate with respect to the transactions contemplated by the Merger Agreement other than any Permitted Claim or (B) assert, file or otherwise commence, directly or indirectly, any lawsuit or other legal proceeding asserting a claim under, or action against, any Guarantor Affiliate in connection with this Guarantee, the Equity Commitment Letter, the Merger Agreement, the Debt Commitment Letters or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto, in each case other than any Permitted Claim, then (W) the obligations of the Guarantors under this Guarantee shall terminate ab initio and be null and void, (X) if a Guarantor has previously made any payments under this Guarantee, such Guarantor shall be entitled to recover such payments, (Y) the Guarantors shall be entitled to recover from the Guaranteed Party the costs and expenses incurred by the Guarantors or any Guarantor Affiliate in connection with the defense of any such claims or the enforcement of their respective rights under this Guarantee, the Equity Commitment Letter, the Merger Agreement, the Debt Commitment Letters or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto and (Z) neither the Guarantors nor any of its Affiliates shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement, under this Guarantee or otherwise.

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8.             No Recourse. The Guaranteed Party acknowledges the separate corporate existence of Parent and that, as of the date hereof, Parent’s sole assets (if any) are a de minimis amount of cash and the rights of Parent pursuant to the Equity Commitment Letter, the Debt Commitment Letter and the Merger Agreement, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this Guarantee, but without limiting any Permitted Claims, the Guaranteed Party acknowledges and agrees that it will not seek, has no rights of recovery against, and no personal liability shall attach to, any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate (other than Parent and Merger Sub), agent, successor or assign (other than any successor or assignee under Section 5 hereof) of any Guarantor or any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, agent, successor or assign (other than any successor or assignee under Section 5 hereof) of any of the foregoing (not including Parent or Merger Sub, each a “Guarantor Affiliate” and collectively, the “Guarantor Affiliates”; it being understood that the term Guarantor Affiliate shall not include the Guarantors, Parent or Merger Sub or any Person to which (x) Parent or Merger Sub have assigned their respective rights or obligations under the Merger Agreement in accordance with the Merger Agreement or (y) any Guarantor has validly assigned all or any portion of its Commitment (as defined in the Equity Commitment Letter) or its Obligations), through Parent, any Guarantor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Laws, or otherwise, except for any Permitted Claims. Notwithstanding anything to the contrary herein, with the exception of the rights set forth in clauses (i), (ii), (iii) and (iv) immediately above, recourse against the Guarantors under this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and its controlled Affiliates and equityholders against the Guarantors and Parent in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, this Guarantee or the transactions contemplated thereby or hereby. Nothing set forth in this Guarantee shall affect or be construed to affect any liability of Parent to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantors as expressly set forth herein. This Section 8 (No Recourse) shall survive the termination of this Guarantee.

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9.              Governing Law; Jurisdiction and Forum. This Guarantee and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Guarantee or the actions of the Guaranteed Party or Guarantors in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 6 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Guarantee or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Guarantee or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Guarantee or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Guaranteed Party and the Guarantors agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii)   IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10 (WAIVER OF JURY TRIAL).

11.            Severability. In the event that any provision of this Guarantee, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Guarantee will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Guarantee with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. Notwithstanding anything to the contrary in this Guarantee, this Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder with respect to the Obligations provided in Section 1 (Limited Guarantee) hereof and to the provisions of Section 7 (Continuing Guarantee), Section 8 (No Recourse) and Section 2(d) (Changes in Obligations; Certain Waivers) hereof. No party hereto shall assert, and each party shall cause its respective controlled affiliates not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable.

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12.           Confidentiality. This Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the execution and delivery of the Merger Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantors and the Guaranteed Party; provided, that no such written consent shall be required (and the Guarantors, the Guaranteed Party and their respective Affiliates shall be free to release such information) for disclosures to such person’s respective members, limited partners, securityholders, advisors and representatives on a need-to-know basis, so long as such persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 12 (Confidentiality); provided, further, that the Guarantors and the Guaranteed Party may disclose this Guarantee to the extent required by Law, the applicable rules of any national securities exchange or required or requested by the United States Securities and Exchange Commission.

13.           Counterparts; Electronic Execution. This Guarantee may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

14.           Entire Agreement. This Guarantee, the Equity Commitment Letter and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

15.           Amendments and Waivers. No amendment, supplement, modification or waiver of any provision of this Guarantee will be valid and binding unless it is in writing and signed by the Guarantors and the Guaranteed Party (which amendment, supplement, modification or waiver must be approved in writing by the Special Committee). No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

16.           Headings. Section headings in this Guarantee are for convenience of reference only and shall not govern the interpretation of any provision of this Guarantee.

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17.            No Presumption Against Drafting Party. Each party acknowledges that it and its counsel have been given an equal opportunity to negotiate the terms and conditions of this Guarantee and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement are not applicable to the construction or interpretation of this Guarantee.

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IN WITNESS WHEREOF, the parties have executed this Guarantee as of the date first written above.

GUARANTORS:

PLATINUM EQUITY CAPITAL PARTNERS IV, L.P.
a Delaware limited partnership

By:	Platinum Equity Partners IV, L.P.,
its general partner

By:	Platinum Equity Partners IV, LLC,
its general partner

By:	/s/Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Secretary, Vice President and Treasurer

Signature Page to Limited Guarantee

PLATINUM EQUITY CAPITAL PARTNERS V, L.P.
a Delaware limited partnership

By:	Platinum Equity Partners V, L.P.,
its general partner

By:	Platinum Equity Partners V, LLC
its general partner

By:	/s/ Mary Ann Sigler
	Name:	Mary Ann Sigler
	Title:	Secretary, Vice President and Treasurer

Signature Page to Limited Guarantee

GUARANTEED PARTY:

DIVERSEY HOLDINGS, LTD.

By:	/s/ Philip Wieland
	Name:	Philip Wieland
	Title:	Chief Executive Officer

Signature Page to Limited Guarantee